Exhibit 99.1

Atlantic Power Corporation Releases Third Quarter 2019 Results

Third Quarter 2019 Financial Highlights

•             Net income attributable to Atlantic Power increased to $12.6 million or $0.10 per diluted share from a net loss of $3.2 million or ($0.03) per diluted share in Q3 2018

•             Project income increased to $27.9 million from $26.2 million in Q3 2018

•             Cash from operating activities increased to $36.4 million from $19.5 million in Q3 2018

•             Project Adjusted EBITDA increased to $48.9 million from $45.4 million in Q3 2018

•             Repaid $18.3 million of term loan and project debt; leverage ratio improved to 3.7 times

•             Liquidity at September 30, 2019 of $181 million, including approximately $24 million of discretionary cash, after using $29 million for two acquisitions in July and August

Third Quarter 2019 Developments

•             Completed the acquisition of the Allendale and Dorchester contracted biomass plants for $12.6 million and the acquisition of equity interests in the Craven County and Grayling contracted biomass plants for $18.7 million

•             Williams Lake biomass plant executed new 10-year contract with BC Hydro, effective Oct. 1, 2019

•             Equipment malfunction and fire at Cadillac plant resulted in significant damage; financial impact expected to be limited to insurance deductibles of approximately $2.5 million to $3.0 million

2019 Updated Outlook

•             Increased 2019 Project Adjusted EBITDA guidance to a range of $185 million to $195 million from a range of $175 million to $190 million(1)

•             Increased estimate of 2019 operating cash flow (assuming working capital changes are nil) to a range of $115 million to $125 million from a range of $100 million to $115 million

DEDHAM, MASSACHUSETTS — October 31, 2019 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today reported its financial results for the three and nine months ended September 30, 2019.

“During the third quarter, we acquired two contracted biomass plants and equity interests in two others at attractive valuations. These acquisitions increase the level and length of our contracted cash flows. We also executed a new ten-year contract for our Williams Lake biomass plant. All of these are expected to be accretive to our estimates of intrinsic value per share,” said James J. Moore, President and CEO of Atlantic Power. “Financial results for the third quarter exceeded our expectations, in a continuation of the first half performance, and we have increased our full year guidance accordingly. We continue to allocate our cash flow and liquidity rationally to debt reduction, repurchases of common and preferred shares, and external acquisitions when expected returns appear to be superior to those we can obtain internally.”

Mr. Moore continued, “The most challenging event of the quarter was the fire at our Cadillac plant in September. Fortunately, no one was injured. We tell our people that safety is more important than money. We are proud of our Cadillac employees as well as those across Atlantic Power for the way they responded on September 22 and afterward. Although the plant incurred significant damage and is expected to be out of service for a lengthy period, we expect that the financial impact will be limited by our insurance coverage.”

(1)The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses. These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

Atlantic Power Corporation

Table 1 - Summary of Financial Results

(in millions of U.S. dollars)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Project revenue	$71.1	$65.4	$215.4	$211.6
Project income	27.9	26.2	80.1	68.0
Net income (loss) attributable to Atlantic Power Corporation	12.6	(3.2)	22.7	12.1
Cash provided by operating activities	36.4	19.5	104.5	97.8
Cash used in investing activities	(29.1)	(14.5)	(28.0)	(16.9)
Cash used in financing activities	(20.3)	(29.7)	(87.1)	(107.9)
Project Adjusted EBITDA	48.9	45.4	153.2	138.5

All amounts are in U.S. dollars and are approximate unless otherwise indicated.  Project Adjusted EBITDA is not a recognized measure under generally accepted accounting principles in the United States (“GAAP”) and does not have a standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies.  Please refer to “Non-GAAP Disclosures” on page 15 of this news release for an explanation and a reconciliation of “Project Adjusted EBITDA” as used in this news release to Project income (loss).

Financial Results for the Three Months Ended September 30, 2019

Third quarter 2019 results for Project Adjusted EBITDA and operating cash flow exceeded expectations, mostly because of the acquisitions of Allendale and Dorchester and equity interests in Craven and Grayling in the third quarter (which were not included in the Company’s initial guidance) and the new contract for the Williams Lake biomass plant (which avoided severance expense and inventory adjustments that previously had been expected to be recorded in the third quarter).

Project income, Net income and Project Adjusted EBITDA

Project income for the third quarter of 2019 was $27.9 million, a $1.7 million increase from $26.2 million in the year-ago period. Project revenue increased $5.7 million as a result of the acquisition of Allendale and Dorchester in July 2019, higher water flows at Curtis Palmer, the start-up of Tunis under a new Power Purchase Agreement (PPA) in October 2018 and the consolidation of Koma Kulshan in July 2018. Depreciation and amortization expense decreased $4.8 million as the 2018 period included $5.3 million of amortization expense for the remaining PPA intangible asset at Nipigon. These favorable comparisons were partially offset by the non-recurrence of the $6.7 million step-up gain on the consolidation of Koma Kulshan in 2018 and a $1.0 million insurance loss on the Cadillac fire recorded in 2019.

Net income attributable to Atlantic Power Corporation for the third quarter of 2019 was $12.6 million compared to a $3.2 million net loss in the third quarter of 2018. The improvement of $15.8 million was primarily attributable to the $1.7 million increase in Project income, a $7.3 million reduction in foreign exchange loss ($2.8 million gain versus a $4.5 million loss in 2018), lower interest expense of $3.7 million, a $2.8 million increase in the fair value of the convertible debenture conversion option (included in “Other (income) expense, net”), and a $3.4 million reduction in income tax expense. The foreign exchange gain of $2.8 million was related to the revaluation of debt denominated in Canadian dollars (the Canadian dollar depreciated from June 30, 2019 to September 30, 2019).

Project Adjusted EBITDA for the third quarter of 2019 increased $3.5 million to $48.9 million from $45.4 million in the third quarter of 2018. The increase was primarily driven by the acquisitions of Allendale, Dorchester, Craven and Grayling during the quarter (+$1.7 million); Curtis Palmer (+$1.5 million), which had a 30% increase in generation due to higher water flows; Cadillac (+$1.1 million), which had an extended outage in the 2018 period; Frederickson (+$1.0 million), due to higher dispatch and lower maintenance expense, and Tunis (+$1.0 million), which incurred maintenance expense in the 2018 period in preparation for its October 2018 start-up. Increases at these projects were partially offset by decreases at Williams Lake (-$1.7 million), due to voluntary curtailment resulting from low fuel inventory; Oxnard (-$1.6 million), due to gas turbine repairs, and Nipigon (-$1.2 million), due to maintenance associated with an upgrade of the gas turbine control system.

Cash Flow

Cash provided by operating activities for the third quarter of 2019 was $36.4 million, an increase of $16.9 million from $19.5 million in the third quarter of 2018. The increase was primarily attributable to higher Project Adjusted EBITDA, a $5.9 million increase in distributions from unconsolidated affiliates (including $3.8 million related to the September distribution from Orlando, which in 2018 was received in October), and a $1.2 million reduction in cash interest payments due to lower debt balances. In addition, cash flow benefited from a $7.2 million favorable year-over-year change in working capital.

Cash used in investing activities for the third quarter of 2019 was $29.1 million compared to $14.5 million in the third quarter of 2018. In the 2019 period, the Company acquired the Allendale and Dorchester biomass plants and equity interests in the Craven and Grayling biomass plants for $28.5 million, whereas in 2018, the Company acquired the remaining 50% ownership of the Koma Kulshan hydro facility and bought out the operation and maintenance contract for an aggregate $11.7 million. Also in the 2018 period, the Company made a $2.6 million deposit for the acquisition of the Allendale and Dorchester plants.

Cash used in financing activities for the third quarter of 2019 was $20.3 million as compared to $29.7 million in the third quarter of 2018. In 2019, the Company repaid $18.3 million of term loan and project debt, paid $1.8 million of preferred dividends and repurchased $0.1 million of common and preferred shares. In the comparable 2018 period, the Company repaid $20.8 million of term loan and project debt, repurchased $6.6 million of common and preferred shares and paid $2.0 million of preferred dividends.

During the third quarter of 2019, the net decrease in the Company’s cash, restricted cash and cash equivalents was $13.0 million.

Financial Results for the Nine Months Ended September 30, 2019

The Company had strong increases in Project income and Project Adjusted EBITDA for the first nine months of 2019, reflecting a 34% increase in generation at Curtis Palmer driven by higher water flows, the non-recurrence of the Manchief gas turbine overhaul in the second quarter of 2018, and the start-up of Tunis in October 2018, partially offset by the short-term contract extension for Williams Lake that began in April 2018 which reduced the project’s gross margin. Cash provided by operating activities also increased, but to a lesser degree than Project Adjusted EBITDA, because changes in working capital had a larger positive impact on operating cash flow in 2018 than in 2019.

Project income, Net income and Project Adjusted EBITDA

Project income for the first nine months of 2019 was $80.1 million, a $12.1 million increase from $68.0 million in the comparable 2018 period. Project revenue increased $3.8 million due primarily to revenue increases at Curtis Palmer, which benefited from higher water flows; the acquisitions of Allendale, Dorchester, Craven and Grayling in the third quarter of 2019; Tunis, which re-started operations in October 2018, and Koma Kulshan, which was consolidated in July 2018. These revenue increases were partially offset by decreases at the San Diego projects, which ceased operations in February 2018; Williams Lake, due to the short-term contract extension and lower dispatch; and Kenilworth, due to a steam revenue adjustment. Operations and maintenance expense decreased $11.9 million, mostly at Manchief, the San Diego projects and Tunis. Depreciation and amortization expense decreased $17.2 million due to lower amortization at Nipigon and the shutdown of the San Diego projects. Decreases in these expenses were partially offset by an $11.9 million unfavorable change in the fair value of derivative instruments and the non-recurrence of the $6.7 million step-up gain on the consolidation of Koma Kulshan in 2018.

Net income attributable to Atlantic Power Corporation for the first nine months of 2019 was $22.7 million compared to $12.1 million in the comparable 2018 period. The increase of $10.6 million was primarily attributable to the $12.1 million increase in Project income, a $7.7 million reduction in interest expense, and a $5.3 million reduction in income tax expense. These favorable drivers were partially offset by a foreign exchange loss of $7.1 million as compared to a $9.1 million gain in the comparable 2018 period, related to the revaluation of debt denominated in Canadian dollars as the Canadian dollar appreciated from December 31, 2018 to September 30, 2019.

Project Adjusted EBITDA for the first nine months of 2019 increased $14.7 million to $153.2 million from $138.5 million in the comparable 2018 period. The increase was primarily driven by Curtis Palmer (+$10.1 million), Manchief (+$7.5 million), and Tunis (+$6.6 million), for reasons previously described; Orlando (+$1.8 million), due to a capacity rate escalation and lower fuel prices; the acquisitions of Allendale,

Dorchester, Craven and Grayling (+$1.7 million); Frederickson (+$1.4 million), due to higher dispatch, and the San Diego projects (+$1.4 million), due to severance and related expenses incurred in the 2018 period. Increases at these projects were partially offset by decreases at Williams Lake (-$6.6 million), due to the short-term contract extension and voluntary curtailment; Oxnard (-$2.9 million), due to gas turbine repairs; Chambers (-$2.8 million), due to lower energy and steam demand as well as lower excess energy pricing; and modest decreases at Mamquam and Nipigon.

Cash Flow

Cash provided by operating activities for the first nine months of 2019 was $104.5 million, a $6.7 million increase from $97.8 million in the comparable 2018 period. The increase was primarily due to the $14.7 million increase in Project Adjusted EBITDA, a $4.0 million increase in distributions from unconsolidated affiliates and a $3.3 million reduction in cash interest payments due to lower debt balances and a lower rate on the Company’s credit facilities. These positive variances were partially offset by a $17.3 million adverse impact from changes in working capital. The 2018 period included a $29.2 million release of working capital by Kapuskasing, North Bay and the three San Diego projects when they ceased operation.

Cash used in investing activities for the first nine months of 2019 was $28.0 million as compared to $16.9 million in the comparable 2018 period. In 2019, the Company used $28.7 million to acquire Allendale and Dorchester and equity interests in Craven and Grayling and realized $1.6 million of salvage proceeds from the San Diego projects. In 2018, the Company used $12.8 million to acquire the remaining ownership interests in Koma Kulshan and $2.6 million for a deposit on the purchase of Allendale and Dorchester.

Cash used in financing activities for the first nine months of 2019 was $87.1 million as compared to $107.9 million in the comparable 2018 period. In 2019, the Company repaid $52.3 million of term loan and project debt, redeemed $18.5 million (US$ equivalent) of the remaining Series D convertible debentures, repurchased $8.8 million of common and preferred shares, paid $5.5 million of preferred dividends and made $2.0 million of cash payments for vested LTIP units withheld for taxes. In the comparable 2018 period, the Company issued $92.2 million of Series E convertible debentures, redeemed $88.1 million of Series C and Series D convertible debentures, repaid $79.5 million of term loan and project debt, repurchased $20.3 million of common and preferred shares, incurred $5.1 million of deferred financing costs and paid $6.3 million of preferred dividends.

During the first nine months of 2019, the net decrease in the Company’s cash, restricted cash and cash equivalents was $10.6 million.

Liquidity and Balance Sheet

Liquidity

As shown in Table 2, the Company’s liquidity at September 30, 2019 was $181.2 million, a decrease of $13.2 million from $194.4 million at June 30, 2019. The reduction was primarily attributable to the use of cash for the two acquisitions that closed in the third quarter. At September 30, 2019, there was $31.2 million of cash at the parent, of which the Company considers approximately $24 million to be discretionary cash available for general corporate purposes.

Atlantic Power Corporation

Table 2 - Liquidity

(in millions of U.S. dollars)

Unaudited

	Sept. 30, 2019	June 30, 2019
Cash and cash equivalents, parent	$31.2	$45.6
Cash and cash equivalents, projects	26.9	25.8
Total cash and cash equivalents	58.1	71.4
Revolving credit facility	200.0	200.0
Letters of credit outstanding	(76.9)	(77.0)
Availability under revolving credit facility	123.1	123.0
Total liquidity	$181.2	$194.4

Excludes restricted cash of:	$1.7	$1.4

Balance Sheet

Debt Repayment

During the third quarter of 2019, the Company repaid $17.5 million of the APLP Holdings term loan and amortized $775 thousand of project-level debt. Year to date through September 2019, the Company has repaid $50.0 million of the term loan and amortized $2.3 million of project-level debt. In addition, the Company redeemed the remaining 6.00% Series D Debentures in April 2019 (Cdn$24.7 million, or US$18.5 million equivalent).

At September 30, 2019, the Company’s consolidated debt was $664.2 million, excluding unamortized discounts and deferred financing costs, and the Company’s consolidated leverage ratio (consolidated gross debt to trailing 12-month consolidated Adjusted EBITDA) was 3.7 times, which was improved from 4.0 times at June 30, 2019.

The Company expects to repay approximately $15.8 million of consolidated debt in the fourth quarter of 2019, bringing the total for the year to approximately $86.6 million, and expects to have a leverage ratio at year end 2019 in line with the September 30th level.

Normal Course Issuer Bid (NCIB) Update

In the third quarter of 2019, the Company repurchased and canceled 12,000 shares of the Cumulative Rate Reset Preferred, Series 2, at Cdn$18.30 per share, for a total cost of Cdn$220 thousand (US$168 thousand equivalent). Earlier this year, the Company reached the 10% limit on Series 1 and Series 3 repurchases under this NCIB. Also during the third quarter, the Company repurchased and canceled 2,067 common shares at an average price of $2.27 per share.

2019 Updated Guidance

The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses. These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

The Company is increasing its guidance for 2019 Project Adjusted EBITDA to a range of $185 million to $195 million from a range of $175 million to $190 million. The most significant driver of the increase is higher water flows at Curtis Palmer, which have resulted in generation that is well above the historical average (25% higher through September). The acquisitions of Allendale and Dorchester and equity interests in Craven and Grayling are another positive driver, as these were not reflected in the previous guidance. The new contract for Williams Lake avoided severance expenses and non-cash inventory writeoffs that had been assumed in the previous guidance. Results also have benefited from higher dispatch at Manchief relative to previous expectations. Partially offsetting these positive factors are gas turbine repair expense at Oxnard and the impact of the business interruption insurance deductible at Cadillac.

Table 3 provides a bridge of the Company’s 2019 Project Adjusted EBITDA guidance to an estimate of 2019 Cash provided by operating activities. For purposes of providing this bridge to a cash flow measure, the impact of changes in working capital is assumed to be nil. The increase relative to the Company’s previous estimate reflects the higher expected level of Project Adjusted EBITDA and the deferral of the majority of the San Diego decommissioning cost outlays to 2020.

Atlantic Power Corporation

Table 3 - Bridge of 2019 Project Adjusted EBITDA Guidance to Cash Provided by Operating Activities

(in millions of U.S. dollars)

Unaudited

	2019 Guidance (Revised 10/31/19)	2019 Guidance (Initial 2/28/19)
Project Adjusted EBITDA	$185 - $195	$175 - $190
Adjustment for equity method projects(1)	(5)	(5)
Corporate G&A expense	(22)	(22)
Cash interest payments	(39)	(39)
Cash taxes	(2)	(4)
Decommissioning (San Diego projects)	(1)	(5)
Other (including changes in working capital)	—	—
Cash provided by operating activities	$115 - $125	$100 - $115

Note:  For the purpose of providing bridge of Project Adjusted EBITDA guidance to a cash flow measure, the impact of changes in working capital on Cash provided by operating activities is assumed to be nil. See comment in preceding paragraph.

(1) For equity method projects, represents difference between Project Adjusted EBITDA and cash distribution.

Operational Updates

Cadillac Equipment Malfunction and Fire

On September 22, 2019, the Company’s Cadillac biomass plant, located in Cadillac, Michigan, experienced a malfunction in its steam turbine that began a rapid cascade of events, sparking a fire that resulted in extensive damage to the turbine, generator and other components in that area of the plant. The boiler, cooling tower, fuel pile and fuel handling areas of the plant were not affected. The Company is working to complete its assessment of the damage and its investigation of the cause of the fire. The plant is expected to be offline for an extended period.

The financial impact of this incident and the extended outage is expected to be limited as the Company believes its property insurance is adequate to cover the cost of repair and replacement of equipment, less a $1.0 million deductible. In the third quarter of 2019, the Company recorded a $25.2 million writedown of Cadillac property, plant and equipment and capital spares inventory, and recorded a corresponding insurance receivable of $24.2 million. Both the writedown and the insurance receivable are subject to future adjustments based on actual experience of replacement cost. The $1.0 million deductible was recorded as a charge to other project income and reduced net income, but did not affect Project Adjusted EBITDA or operating cash flow. The Company also carries business interruption insurance, which will effectively replace Cadillac’s Project Adjusted EBITDA after the 45-day deductible is met in November. The impact of the 45-day deductible on Project Adjusted EBITDA and operating cash flow is estimated to be approximately $1.5 million to $2.0 million, most of which will occur in the fourth quarter of 2019.

Decommissioning of San Diego Projects

The Company is in the process of decommissioning its three project sites in San Diego (Naval Station, Naval Training Center and North Island), and will be soliciting demolition bids in November. The current estimate for total decommissioning costs is $6.6 million. Net of $1.8 million of salvage proceeds received to date, the net cash outlay is estimated to be approximately $5 million. These estimates are subject to adjustment pending receipt of final bids for the demolition work. The Company expects that the substantial majority of these expenditures will be incurred in the first half of 2020.

Maintenance and Capex

In the third quarter of 2019, the Company incurred $5.7 million of maintenance expense. For the nine months ended September 30, 2019, maintenance expense totaled $16.5 million. For the full year, which does not have any planned major outages, the Company is projecting maintenance expense of approximately $24.0 million and capital expenditures of approximately $1.1 million. (All of these figures include the Company’s proportional share of maintenance expenses and capital expenditures at equity method investments.)

Commercial Updates

Biomass Acquisitions

On July 31, 2019, the Company completed the acquisition of the Allendale and Dorchester plants in South Carolina for $12.6 million, including closing adjustments. This consisted of $2.6 million paid as a deposit in September 2018 and the remaining $10.0 million at closing. The Allendale and Dorchester plants have been in service since 2013 and have a capacity of 20 megawatts each. All of their output is sold to Santee Cooper under PPAs that run to the fourth quarter of 2043. The Company expects the two projects to generate a combined Project Adjusted EBITDA of approximately $3 million annually on average over the remaining term of their PPAs. The Company is evaluating modest optimization investments for 2020 to improve boiler efficiency and plant reliability, reduce maintenance expense and increase access to a wider range of fuels at lower cost.

On August 13, 2019, the Company completed the acquisition of a 50% interest in the 48 megawatt Craven County plant in North Carolina and a 30% interest in the 37 megawatt Grayling plant in Michigan for $18.7 million, including $0.2 million of transaction costs incurred prior to closing. Craven has been in service since October 1990 and has a PPA with Duke Energy. Grayling has been in service since June 1992 and has a PPA with Consumers Energy, the utility subsidiary of CMS Energy. Both PPAs expire on December 31, 2027. The projects are operated by an affiliate of CMS Energy. The Company expects the two projects to generate a combined Project Adjusted EBITDA of approximately $4 million to $5 million annually on average over the remaining term of their PPAs. Craven and Grayling are accounted for under the equity method.

Both acquisitions were funded from the Company’s discretionary cash.

Williams Lake Contract

The Company’s Williams Lake biomass plant in British Columbia, Canada executed a new ten-year Energy Purchase Agreement (EPA) with BC Hydro effective October 1, 2019. Prior to that date the plant had been operating under a short-term contract, which expired on September 30, 2019.

Under the EPA, Williams Lake will receive a fixed price per megawatt-hour for energy produced, up to the maximum level of generation permitted. The plant will not operate during the months of May, June and July. The price is escalated annually at the British Columbia CPI. The EPA does not provide for a capacity payment or a fuel cost passthrough.

Conditions in the British Columbia timber market for the past couple of years have adversely affected the availability and cost of fuel, which are critical inputs to the plant’s financial performance. The Company is currently focused on fuel procurement for 2020 and is in the process of building supply through a variety of sources.

The plant is not expected to operate in the fourth quarter of 2019, in part due to a minimal supply of fuel on site. As a result, the plant is expected to generate an EBITDA loss in the fourth quarter of 2019. Beginning in the fourth quarter and continuing into 2020 and 2021, the Company plans to undertake significant required maintenance at the plant consistent with a new ten-year contract. Based on the expected level of maintenance expense, the Company estimates that the plant will generate a breakeven or minimal level of EBITDA in 2020. The Company intends to provide longer-term EBITDA guidance for Williams Lake at a later date. It is likely that Williams Lake will have greater EBITDA and cash flow variability as compared to the Company’s other contracted biomass plants.

Financial Results by Segment and by Project

A schedule of Project income (loss) and Project Adjusted EBITDA by segment for the three and nine months ended September 30, 2019 and the comparable 2018 periods can be found on page 14 of this release.

A schedule of Project income (loss), Project Adjusted EBITDA and Cash Distributions by project for the three and nine months ended September 30, 2019 and the comparable 2018 periods can be found in the third quarter 2019 presentation on the Company’s website. Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.

Supplementary Information Regarding Non-GAAP Disclosures

A discussion of non-GAAP disclosures and a schedule reconciling Project Adjusted EBITDA, a non-GAAP measure, to the comparable GAAP measure, can be found on page 15 of this release.

Investor Conference Call and Webcast

Atlantic Power’s management team will host a telephone conference call and webcast on Friday, November 1, 2019 at 8:30 AM ET. Management’s prepared remarks and an accompanying presentation will be available on the Conference Calls page of the Company’s website prior to the call.

Conference Call / Webcast Information:

Date:  Friday, November 1, 2019

Start Time:  8:30 AM ET

Phone Numbers:

U.S. (Toll Free):  1-855-239-3193

Canada (Toll Free):  1-855-669-9657

International (Toll):  1-412-542-4129

Conference Access:  Please request access to the Atlantic Power conference call.

Webcast:  The call will be broadcast over Atlantic Power’s website at www.atlanticpower.com.

Replay / Archive Information:

Replay:  Access conference call number 10135978 at the following telephone numbers:

U.S. (Toll Free):  1-877-344-7529

Canada (Toll Free):  1-855-669-9658

International (Toll):  1-412-317-0088

The replay will be available one hour after the end of the conference call through December 1, 2019 at 11:59 PM ET.

Webcast archive:  The conference call will be archived on Atlantic Power’s website at www.atlanticpower.com for a period of 12 months.

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in eleven states in the United States and two provinces in Canada. The Company’s generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long-term PPAs that have expiration dates ranging from 2019 to 2043. The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements.  The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer).  The majority of the projects in operation are 100% owned and directly operated and maintained by the Company. The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters. Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  the Company’s view that the acquisitions of the Allendale, Dorchester, Craven and Grayling biomass plants were done at attractive valuations and that they increase the level and length of the Company’s contracted cash flows;

•                  the Company’s expectation that the biomass acquisitions and the new contract at Williams Lake will be accretive to its estimates of intrinsic value per share;

•                  the Company’s expectation that the Cadillac plant will be out of service for an extended period but that the financial impact will be limited due to insurance coverage, with a preliminary estimate of the Company’s exposure of $2.5 million to $3.0 million, consisting of a $1.0 million deductible on its property insurance and a $1.5 million to $2.0 million impact from the 45-day deductible under its business interruption insurance;

•                  Project Adjusted EBITDA and operating cash flow in the three months ended September 30, 2019 were ahead of the Company’s expectations;

•                  the Company’s view that approximately $24 million of cash at the parent is available for discretionary purposes;

•                  the Company’s expectation that it will repay approximately $15.8 million of consolidated debt over the remainder of the year, and that its leverage ratio at year end 2019 will be in line with the September 30th level;

•                  the Company’s guidance for 2019 Project Adjusted EBITDA in the range of $185 million to $195 million;

•                  the Company’s estimate for 2019 Cash provided by operating activities in the range of $115 million to $125 million, assuming for this purpose that changes in working capital are nil;

•                  the Company’s estimation that cash outlays associated with the decommissioning of the three San Diego projects will total approximately $6.6 million and that work will be completed in the first half of 2020;

•                  the Company’s estimation that, in 2019, including its share of equity-owned projects, maintenance expense will total approximately $24.0 million and capital expenditures will total approximately $1.1 million;

•                  the Company’s estimate that the Allendale and Dorchester plants will generate a combined Project Adjusted EBITDA of approximately $3 million annually on average over the remaining term of their PPAs;

•                  the Company’s plans for optimization investments at the Allendale and Dorchester plants;

•                  the Company’s estimate that the acquisition of equity ownership interests in Craven and Grayling will generate a combined Project Adjusted EBITDA of approximately $4 million to $5 million annually on average over the remaining term of the PPAs;

•                  the Company’s views of the British Columbia timber market;

•                  the Company’s expectations with respect to its ability to procure fuel for Williams Lake, and its assessment that the availability and cost of fuel are critical inputs to the plant’s financial performance;

•                  the Company’s plans for maintenance expenditures at Williams Lake in 2020 and 2021;

•                  the Company’s estimate that Williams Lake will have an EBITDA loss in the fourth quarter of 2019 and a breakeven or minimal level of EBITDA in 2020;

•                  the Company’s view that it is likely that Williams Lake will have greater EBITDA and cash flow variability as compared to the Company’s other contracted biomass plants; and

•                  the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting the Company. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

Atlantic Power Corporation

Table 4 — Consolidated Balance Sheet

(in millions of U.S. dollars)

Unaudited

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$58.1	$68.3
Restricted cash	1.7	2.1
Accounts receivable	35.3	35.7
Current portion of derivative instruments asset	0.1	4.2
Inventory	18.2	15.8
Prepayments	5.2	4.0
Income taxes receivable	2.3	0.3
Lease receivable	1.5	—
Other current assets	0.7	5.9
Total current assets	123.1	136.3
Property, plant, and equipment, net	505.7	549.5
Equity investments in unconsolidated affiliates	152.6	140.8
Power purchase agreements and intangible assets, net	151.9	170.1
Goodwill	21.3	21.3
Derivative instruments asset	—	0.3
Operating lease right-of-use assets	5.9	—
Insurance recovery receivable	24.2	—
Other assets	3.3	6.2
Total assets	$988.0	$1,024.5
Liabilities
Current liabilities:
Accounts payable	$3.4	$2.5
Accrued interest	3.5	2.3
Other accrued liabilities	19.4	20.2
Current portion of long-term debt	108.1	68.1
Current portion of derivative instruments liability	10.8	4.5
Convertible debentures	—	18.1
Operating lease liabilities	1.5	—
Other current liabilities	0.6	0.2
Total current liabilities	147.3	115.9
Long-term debt, net of unamortized discount and deferred financing costs	457.3	540.7
Convertible debentures, net of discount and unamortized deferred financing costs	79.1	75.7
Derivative instruments liability	15.5	15.4
Deferred income taxes	6.9	9.0
Power purchase agreements and intangible liabilities, net	20.1	21.2
Asset retirement obligations, net	50.9	49.2
Operating lease liabilities	5.0	—
Other long-term liabilities	3.9	5.0
Total liabilities	$786.0	$832.1
Equity
Common shares, no par value, unlimited authorized shares; 109,379,611 and 108,341,738 issued and outstanding at September 30, 2019 and December 31, 2018	1,261.3	1,260.9
Accumulated other comprehensive loss	(143.1)	(146.2)
Retained deficit	(1,098.9)	(1,121.6)
Total Atlantic Power Corporation shareholders’ equity	19.3	(6.9)
Preferred shares issued by a subsidiary company	182.7	199.3
Total equity	202.0	192.4
Total liabilities and equity	$988.0	$1,024.5

Atlantic Power Corporation

Table 5 - Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Project revenue:
Energy sales	$29.2	$25.0	$102.7	$94.8
Energy capacity revenue	38.0	29.5	99.8	72.9
Other	3.9	10.9	12.9	43.9
	71.1	65.4	215.4	211.6
Project expenses:
Fuel	19.4	16.7	55.2	54.0
Operations and maintenance	19.5	18.0	54.6	66.5
Depreciation and amortization	16.2	21.0	48.5	65.7
	55.1	55.7	158.3	186.2
Project other income (loss):
Change in fair value of derivative instruments	1.1	—	(8.3)	3.6
Equity in earnings of unconsolidated affiliates	12.1	10.2	34.4	33.7
Interest, net	(0.3)	(0.4)	(0.9)	(1.4)
Insurance loss	(1.0)	—	(1.0)	—
Other income (expense), net	—	6.7	(1.2)	6.7
	11.9	16.5	23.0	42.6
Project income	27.9	26.2	80.1	68.0

Administrative and other expenses:
Administration	5.5	5.7	17.3	17.9
Interest expense, net	10.9	14.6	33.0	40.7
Foreign exchange (gain) loss	(2.8)	4.5	7.1	(9.1)
Other (income) expense, net	(0.2)	2.5	0.7	0.3
	13.4	27.3	58.1	49.8
Income (loss) from operations before income taxes	14.5	(1.1)	22.0	18.2
Income tax expense	0.2	3.6	2.4	7.7
Net income (loss)	14.3	(4.7)	19.6	10.5
Net income (loss) attributable to preferred shares of a subsidiary company	1.7	(1.5)	(3.1)	(1.6)
Net income (loss) attributable to Atlantic Power Corporation	$12.6	$(3.2)	$22.7	$12.1
Net earnings (loss) per share attributable to Atlantic Power Corporation shareholders:
Basic	$0.12	$(0.03)	$0.21	$0.11
Diluted	$0.10	$(0.03)	$0.19	$0.11
Weighted average number of common shares outstanding:
Basic	109.4	111.1	109.4	112.8
Diluted	137.8	111.1	138.3	142.3

Atlantic Power Corporation

Table 6 - Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

Unaudited

	Nine months ended September 30,
	2019	2018
Cash provided by operating activities:
Net income	$19.6	$10.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48.5	65.7
Gain on disposal of fixed assets and inventory	(0.1)	—
Other gain	(0.8)	—
Gain on step acquisition of equity investment	—	(6.7)
Share-based compensation	1.2	1.8
Asset retirement obligation	1.4	—
Insurance loss	1.0	—
Equity in earnings from unconsolidated affiliates	(34.4)	(33.7)
Distributions from unconsolidated affiliates	41.4	37.4
Unrealized foreign exchange loss (gain)	7.3	(8.6)
Change in fair value of derivative instruments	9.8	(3.3)
Amortization of debt discount, deferred financing costs and operating lease right-of-use assets	6.4	7.4
Change in deferred income taxes	(1.8)	5.0
Change in other operating balances
Accounts receivable	4.7	19.7
Inventory	0.3	0.8
Prepayments and other assets	(0.2)	3.2
Accounts payable	(1.3)	(1.0)
Accruals and other liabilities	1.5	(0.4)
Cash provided by operating activities	104.5	97.8

Cash used in investing activities:
Investment in unconsolidated affiliates	(18.7)	—
Cash paid for acquisition, net of cash received	(10.0)	(12.8)
Deposit for acquisition	—	(2.6)
Proceeds from asset sales	1.6	—
Purchase of property, plant and equipment	(0.9)	(1.5)
Cash used in investing activities	(28.0)	(16.9)

Cash used in financing activities:
Proceeds from convertible debenture issuance	—	92.2
Repayment of convertible debentures	(18.5)	(88.1)
Common share repurchases	(0.8)	(12.3)
Preferred share repurchases	(8.0)	(8.0)
Repayment of corporate and project-level debt	(52.3)	(79.5)
Cash payments for vested LTIP units, including amounts withheld for taxes	(2.0)	(0.8)
Deferred financing costs	—	(5.1)
Dividends paid to preferred shareholders	(5.5)	(6.3)
Cash used in financing activities:	(87.1)	(107.9)

Net decrease in cash, restricted cash and cash equivalents	(10.6)	(27.0)
Cash, restricted cash and cash equivalents at beginning of period	70.4	84.9
Cash, restricted cash and cash equivalents at end of period	$59.8	$57.9

Supplemental cash flow information
Interest paid	$27.0	$30.3
Income taxes paid, net	$3.5	$2.5
Accruals for construction in progress	$0.2	$—

Atlantic Power Corporation

Table 7 - Project Income (Loss) and Project Adjusted EBITDA by Segment

(in millions of U.S. dollars)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Project income (loss)
East U.S.	$16.8	$12.7	$59.3	$51.5
West U.S.	5.9	12.6	6.3	4.4
Canada	7.1	1.2	22.9	9.8
Un-allocated Corporate	(1.9)	(0.3)	(8.4)	2.3
Total	$27.9	$26.2	$80.1	$68.0
Project Adjusted EBITDA
East U.S.	$31.4	$25.5	$100.8	$89.8
West U.S.	11.6	11.5	24.5	16.9
Canada	6.1	8.3	28.0	31.5
Un-allocated Corporate	(0.2)	0.1	(0.1)	0.3
Total	$48.9	$45.4	$153.2	$138.5

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies. Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies. The most directly comparable GAAP measure is Project income (loss). Project Adjusted EBITDA is defined as Project income (loss) plus interest, taxes, depreciation and amortization, impairment charges, insurance loss (gain), other (income) expenses and changes in the fair value of derivative instruments. Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to Project income and to Net income on a consolidated basis is provided in Table 8 below.

Atlantic Power Corporation

Table 8 - Reconciliation of Net Income (Loss) to Project Adjusted EBITDA

(in millions of U.S. dollars)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net income (loss) attributable to Atlantic Power Corporation	$12.6	$(3.2)	$22.7	$12.1
Net income (loss) attributable to preferred share dividends of a subsidiary company	1.7	(1.5)	(3.1)	(1.6)
Net income (loss)	$14.3	$(4.7)	$19.6	$10.5
Income tax expense	0.2	3.6	2.4	7.7
Income (loss) from operations before income taxes	14.5	(1.1)	22.0	18.2
Administration	5.5	5.7	17.3	17.9
Interest expense, net	10.9	14.6	33.0	40.7
Foreign exchange (gain) loss	(2.8)	4.5	7.1	(9.1)
Other (income) expense, net	(0.2)	2.5	0.7	0.3
Project income	$27.9	$26.2	$80.1	$68.0

Reconciliation to Project Adjusted EBITDA
Depreciation and amortization	$20.2	$25.0	$60.6	$78.0
Interest expense, net	0.8	(0.6)	2.0	2.7
Change in the fair value of derivative instruments	(1.0)	—	8.3	(3.5)
Insurance loss	1.0	—	1.0	—
Other (income) expense, net	—	(5.2)	1.2	(6.7)
Project Adjusted EBITDA	$48.9	$45.4	$153.2	$138.5